COOKE & BIELER L.P.

CODE OF ETHICS

Table of Contents
PREAMBLE..................................................................................................................................................		2
COMPLIANCE WITH LAWS.....................................................................................................................		3
POLICY STATEMENT ON INSIDER TRADING....................................................................................		3
A.	DEFINITIONS ...................................................................................................................................	5
B.	PROHIBITEDTRANSACTIONS.....................................................................................................	9
C.	EXEMPTEDTRANSACTIONS .....................................................................................................	12
D.	POLITICALCONTRIBUTIONS....................................................................................................	14
E.	COMPLIANCEPROCEDURES.....................................................................................................	18
1.	Pre-clearance Procedures.................................................................................................................	18
2.	Disclosure of Personal Holdings ......................................................................................................	16
3.	Quarterly Reporting Requirements ................................................................................................	16
4.	Annual Access Person Report..........................................................................................................	17
5.	Reports to Code of Ethics Officer....................................................................................................	18
6.	General Reporting Requirements....................................................................................................	18
7.	Excessive Trading.............................................................................................................................	18
8.	Conflict of Interest............................................................................................................................	18
F.	CERTIFICATION OF COMPLIANCE .........................................................................................	19
1.	Initial Certification...........................................................................................................................	19
2.	Acknowledgement of Amendments .................................................................................................	19
3.	Annual Certification.........................................................................................................................	19
G.	REPORTING OF VIOLATIONS TO THE CHIEF COMPLIANCE OFFICER........................	19
H.	REPORTING OF VIOLATIONS TO THE BOARD OF DIRECTORS ......................................	19
I.	ANNUAL REPORTING TO THE BOARD OF DIRECTORS ....................................................	20
J.	SANCTIONS ....................................................................................................................................	20
K.	RETENTION OF RECORDS..........................................................................................................	20
EXHIBIT A – New Employee Accounts and Holdings Reports .............................................................		22
EXHIBIT B – New Employee Code of Ethics Questionnaire .................................................................		23
EXHIBIT C – Annual Access Person Questionnaire...............................................................................		24
EXHIBIT D – Quarterly Gifts and Entertainment Report ....................................................................		25
EXHIBIT E – Quarterly Securities Transaction Report ........................................................................		26
EXHIBIT F – Securities Transaction Report for Short-Term Trading (60 Day Period) ....................		27
EXHIBIT G – Annual Certification of Compliance with Policies and Procedures ..............................		28
EXHIBIT H – Acknowledgement of Amendments to the Code of Ethics .............................................		29

PREAMBLE

This Code of Ethics is being adopted in compliance with the requirements under the Investment Advisers Act Rule 204A-1, the Investment Company Act Rule 17j-1 (the "Rule") and Sections 204A and 206 of the Investment Advisers Act of 1940 (the “Advisers Act”), specifically Rule 204-2 thereunder, to effectuate the purposes and objectives of those provisions. Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Rule 204-2 imposes recordkeeping requirements with respect to personal securities transactions of advisory representatives.

Rule 17j-1 under the Investment Company Act, Rule 204A-1 and Section 206 of the Advisers Act make the following activities unlawful for certain persons, including any employee of Cooke & Bieler, L.P. (the “Firm”), in connection with the purchase or sale by such person of a security held or to be acquired by any Portfolio or any Fund managed or sub-advised by the Firm:

1.To employ a device, scheme or artifice to defraud a Portfolio, a Fund, any client or prospective client;

2.To make to a Portfolio, a Fund, any client or prospective client, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

3.To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a Portfolio, a Fund, any client or prospective client; or

4.Acting as principal for his/her own account, knowingly to sell any security to or purchase any security from a client, or acting as a broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he/she is acting and obtaining the consent of the client to such transaction. The prohibitions of this paragraph

(4) shall not apply to any transaction with a customer of a bank broker, or dealer if such broker or dealer is not acting as an investment adviser in relation to such transaction; or

5.To engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative.

This Code contains provisions reasonably necessary to prevent persons from engaging in acts in violation of the above standard and procedures reasonably necessary to prevent violations of the Code.

The Management Committee of the Firm adopts this Code of Ethics. This Code is based upon the principle that the partners, directors and officers of the Firm, and certain affiliated persons of the Firm, owe a fiduciary duty to, among others, the clients of the Firm to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients; (ii) taking inappropriate advantage of their position with the Firm; and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. This fiduciary duty includes the duty of the Code of Ethics Officer of the Firm to report material violations of this Code of Ethics to the Chief Compliance Officer, the Management Committee and to the Board of Directors of any Fund advised or sub-advised by the Firm.

COMPLIANCE WITH LAWS

Supervised Persons must comply with all applicable federal securities laws. Each Supervised Person has the duty to know, understand and comply with federal securities laws and other legal obligations applicable to their duties and responsibilities.

POLICY STATEMENT ON INSIDER TRADING

The Firm forbids any partner, officer, director or employee from trading, either personally or on behalf of others, including accounts managed by the Firm, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." The Firm's policy applies to every partner, officer, director and employee and extends to activities within and outside their duties at the Firm. Any questions regarding the Firm's policy and procedures should be referred to the Code of Ethics Officer and the Chief Compliance Officer.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1.Trading by an insider, while in possession of material nonpublic information, or

2.Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

3.Communicating material nonpublic information to others.

The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Firm may become a temporary insider of a company it advises or for which it performs other services. For that to occur the company must expect the Firm to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the Firm will be considered an insider.

Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that partners, officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public. Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

1.Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

2.Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

1.Report the matter immediately to the Firm’s Code of Ethics Officer.

2.Do not purchase or sell the securities on behalf of yourself or others.

3.Do not communicate the information inside or outside the Firm, other than to the Firm’s Code of Ethics Officer.

4.After the Firm’s Code of Ethics Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Firm, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

The role of the Firm’s Code of Ethics Officer is critical to the implementation and maintenance of the Firm's policy and procedures against insider trading. The Firm's Supervisory Procedures can be divided into two classifications - prevention of insider trading and detection of insider trading.

To prevent insider trading, the Firm will:

1.Provide, on a regular basis, an educational program to familiarize partners, officers, directors and employees with the Firm's policy and procedures, and

2.When it has been determined that a partner, officer, director or employee of the Firm has material nonpublic information,

(a)Implement measures to prevent dissemination of such information, and

(b)If necessary, restrict partners, officers, directors and employees from trading the securities.

To detect insider trading, the Code of Ethics Officer will:

1.Review the trading activity reports filed by each officer, director and employee, and

2.Review the trading activity of accounts managed by the Firm.

A.DEFINITIONS

1."Access Person" means any partner, director, officer, general partner of the Firm, or Supervised Person who has access to nonpublic information regarding clients’ purchase or sale of securities, or a Supervised Person involved in making securities recommendations to clients or who has access to such nonpublic recommendations. A Supervised Person who has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds is also an Access Person. The Firm treats all full-time employees as Access Persons.

2."Affiliated Company" means a company which is an Affiliated Person, as defined in the 1940 Act.

3."Affiliated Person" of another person means (a) any person directly or indirectly owning, controlling, or holding with power to vote, five (5%) percent or more of the outstanding voting securities of such other person; (b) any person five (5%) percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (c) any person directly or indirectly controlling, controlled by, or under common control with, such other person; (d) any officer, director, partner, copartner, or employee of such other person; (e) if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and (f) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

4."Beneficial Ownership," as interpreted under Rule 16a-1(a)(2) of the 1934 Act, encompasses situations where a person has the right to enjoy a direct or indirect economic benefit from the ownership of securities. A person is normally regarded as the beneficial owner of securities held in

(a) the name of his or her spouse, domestic partner, minor children, or other relatives living in the household; (b) a trust, estate or other account in which he or she has a present or future interest in the income, principal, or right to obtain title to the securities; or (c) the name of another person or entity by reason of any contract, understanding, relationship, agreement or other arrangement whereby he or she obtains benefits substantially equivalent to those of ownership.

5."Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than twenty-five (25%) percent of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than twenty-five (25%) percent of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person.

6."Covered Associate" means (a) any general partner, managing member or executive officer, or other individual of the Firm with a similar status or function; (b) any employee of the Firm who solicits a Government Entity for the Firm and any person who supervises, directly or indirectly, such employee; and (c) any political action committee (“PAC”) controlled by the Firm or by any such persons described in (a) or (b).

7."Covered Security" shall have the meaning set forth in Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the 1940 Investment Company Act. Further, for purposes of this Code, “Covered Security” shall include any commodities contracts as defined in Section 2(a)(1)(A) of the Commodity Exchange Act. The term “covered security” is very broad and includes any stock, bond, future, investment contract but is not limited to futures contracts on equity indices.

"Covered Security" shall not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, high quality short-term debt instruments (maturity of less than 366 days at issuance and rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), repurchase agreements, commercial paper and shares of money market funds. Also excluded from the definition are any registered open-end investment companies (e.g. open-end mutual funds) other than Exchange Traded Funds (“ETFs”). Any question as to whether a particular investment constitutes a “Covered Security” should be referred to the Code of Ethics Officer of the Firm.

8."Disclosable transaction" means any transaction in a security pursuant to which an Access Person would have a beneficial ownership.

9."Firm" means the investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, subject to this Code of Ethics.

10."Fund" means any investment vehicle registered under the Investment Company Act of 1940 for which the Firm acts as manager, adviser or sub-adviser.

11."Government Entity" means any state or political subdivision of a state, including:

(a)Any agency, authority, or instrumentality of the state or political subdivision;

(b)A pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a "defined benefit plan" as defined in section 414(j) of the Internal Revenue Code (26 U.S.C. 414(j)), or a state general fund;

(c)A plan or program of a Government Entity; and

(d)Officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

12."Non-interested Director" means a director or trustee who is not an Interested Person.

13."Interested Person" of another person, when used with respect to a Fund, means (i) any affiliated person of the Fund; (ii) any member of the immediate family of any natural person who is an affiliated person of the Fund; (iii) any interested person of any investment adviser of or principal underwriter for the Fund; (iv) any person or partner or employee of any person who at any time since the beginning of the last two completed fiscal years of the Fund has acted as legal counsel for the Fund; (v) any broker or dealer registered under the Securities Exchange Act of 1934 or any affiliated person of such a broker or dealer; or (vi) any natural person whom the Commission by order shall have determined to be an interested person by reason of having had, at any time since the beginning of the last two completed fiscal years of the Fund, a material business or professional relationship with the Fund or with the principal executive officer of such company or with any other investment company having the same investment adviser or principal underwriter or with the principal executive officer of such other investment company, provided, that no person shall be deemed to be an interested person of an investment company solely by reason of

(a)his being a member of its Board of Directors or advisory board or an owner of its securities, or

(b)his membership in the immediate family of any person specified in clause (a) of this proviso.

14."Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

15."Investment Personnel" means (a) any Portfolio Manager of the Firm; (b) any employee of the Firm (or of any company in a control relationship to a Fund or the Firm) who, in connection with his regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Firm, including securities analysts and traders; or (c) any person who controls a Fund or the Firm and who obtains information concerning recommendations made to any Fund or Portfolio regarding the purchase or sale of securities by the Fund or Portfolio; (d) or any employee who is soliciting new business for the Firm.

16."Official" means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a Government Entity, if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser (such as the Firm) by a Government Entity; or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser (such as the Firm) by a Government Entity. Official shall also include any candidate for federal office if he/she is currently serving as a state or local government Official.

17."Person" means a natural person or a company.

18."Portfolio" means any account, trust or other investment vehicle (except “Fund”) over which the Firm has investment management discretion.

19."Portfolio Manager" means an employee of the Firm entrusted with the direct responsibility and authority to make investment decisions affecting the Portfolios or Funds managed by the Firm.

20."Private Placement," means an offer of a security that is exempt from registration requirements under the Securities Act of 1933. Also known as a limited offering, a private placement takes the form of a limited partnership interest (in a limited partnership) or a non-managing membership interest (in a limited liability company). It can also be stock or shares in a company that is owned by a select group of investors that own their interests as passive owners. For example, buying real estate is generally not considered buying a limited offer, but buying an interest in a fund, which, in turn, buys real estate, would be generally considered buying a limited offering.

21.“Purchase or sale of security” includes, among other things, the writing of an option to purchase or sell a Security.

22."Security" means any note, stock, treasury stock, bond, mutual fund, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral- trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

23.Security Held or to be Acquired" means (i) any security which, within the most recent 15 days, is or has been held by a Fund or Portfolio, or is being or has been considered for purchase by a Fund or Portfolio, or (ii) any option to purchase or sell and any security convertible into or exchangeable for a Security.

24."Supervised Person" means (i) any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Firm; or (ii) any other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm.

25."Unaffiliated Mutual Funds" means any mutual fund that is not advised or sub-advised by the Firm.

26."Reportable Security" includes mutual funds advised or sub-advised by the Firm.

B. PROHIBITEDTRANSACTIONS

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the Firm and its clients. The overriding principle is that access personnel should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, access personnel should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Firm or the access personnel. Further, no access person or advisory representative shall engage in any act, practice or course of conduct, which would violate the provisions of Rule 204A-1 of the Investment Advisers Act, Rule 17j-1 of the Investment Company Act or Section 206 of the Investment Advisers Act as set forth above. In addition, certain laws or rules in various jurisdictions may prohibit or limit gifts and entertainment to public officials.

1.Access Persons

Except as provided in Section C below, no Access Person shall:

(a)Purchase or sell, directly or indirectly, any security in which he/she has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his/her actual knowledge at the time of such purchase or sale:

i.Is being considered for purchase or sale by any Portfolio or Fund managed by the Firm, or

ii.Is being purchased or sold by any Portfolio or Fund managed by the Firm; or

(b)Disclose to other persons the securities activities engaged in or contemplated for the various Portfolios or Funds managed by the Firm.

(c)Buy or sell a security within two (2) business days before or seven (7) business days after any strategy of the Firm trades in that security. We refer to the strategy as opposed to any client portfolio since the majority of the firm’s clients typically follow the model strategy, with a few exceptions as they relate to client specific restrictions or tax implications. For purposes of this restriction, distinction is made between model trades that are placed for all accounts following the model, as opposed to account specific trades that are made to accommodate cash flow, tax and other unique requirements for a particular account. Transactions in securities that become model trades are subject to this requirement; transactions in securities that become client-specific trades are not. Accordingly, if a single client decides to add or withdraw funds from their account, thus triggering a reallocation to the model, this would not trigger a prohibited transaction. We are looking to limit personal trading that could conflict with a firm-wide trading program. We cannot predict when a client will need to raise funds or add additional funding. Any personal trades that occur during the blackout period in which firm-wide trades have occurred shall be unwound, if possible. Otherwise, any profits realized on trades within the proscribed period shall be disgorged to a charitable organization.

(d)Engage in any of the following:

(1)Gifts -- Accept any gift, outside of promotional gifts or reasonable and appropriate items, such as coffee mugs, tee shirts, golf balls, bags, holiday gift baskets from brokers, etc., from any person or entity that does or seeks to do business with or on behalf of the Firm without pre-approval by the Chief Compliance Officer or her designated representative. Nor shall any access person give or offer any gift to existing clients, prospective clients, or any entity that does business with the Firm or any foreign public official without pre-approval by the Chief Compliance Officer or her designated representative. Access personnel may not give or accept any gifts in the form of cash or cash equivalents to or from a client, prospective client, or any entity that does business with the Firm or any foreign public official. Access persons are prohibited from giving or receiving extravagant items such as jewelry or box seat tickets to playoff games. A log of all gifts given or received will be maintained in ComplySci by the Chief Compliance Officer or her designated representative.

(2)Charitable Contributions or Sponsorships -- Provide charitable contributions or sponsorships to any client or prospective client without the approval of the Chief Compliance Officer.

(3)Entertainment -- Provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with the Firm. Access personnel may provide or accept a business entertainment event, such as dinner, golf outing or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. If they are not present, the entertainment will be classified as a gift and subject to pre-approval by Compliance. All entertaining expenses will be reviewed quarterly and on a cumulative basis at year end. The U.S. Department of Labor requires notification of entertainment of employees of union-affiliated pension plans (Taft-Hartley plans) by investment managers. Any gift or payment, including client dinners to a covered person exceeding $250 per year must be reported on Form LM-10. Rules regarding entertaining of U.S. state and local government officials/employees are complex and vary widely from state to state and locality to locality. Entertaining of government officials should be discussed in advance with Compliance to ensure appropriate adherence to applicable rules and regulations. Notwithstanding government imposed or client imposed lower limits, our internal annual limits are $750.00 per person and $3,000 per entity. Both the CCO and a member of the Management Committee must approve any limits exceeding these thresholds. Business entertainment received from an Outside Entity that exceeds $100 in the aggregate per quarter by a single entity should be reported within thirty days after the quarter end. Due to the regulatory implications, our firm policy prohibits entertaining foreign public officials without first obtaining approval from the Chief Compliance Officer.

(4)Bribes -- The payment or arrangement of, or any involvement in, bribes, kickbacks or other illegal gratuities inclusive of clients, potential clients or foreign public officials.

(5)Initial Public Offerings and Private Placements -- Acquire a beneficial interest in any securities in an initial public offering ("IPO") or other limited offerings commonly referred to as private placements, without prior written approval of the Chief Compliance Officer of the Firm and the Management Committee of Cooke & Bieler, L.P. The Code of Ethics Officer must maintain a record of any decision, and the reasons supporting the decision, to approve the investment personnel's acquisition of an IPO or private placement for at least five years after the end of the fiscal year in which the approval was granted.

Before granting such approval the Chief Compliance Officer (or other designee) should carefully evaluate such investment to determine that the investment could create no material conflict between the investment personnel and a Fund or Portfolio. The Chief Compliance Officer may make such determination by looking at, among other things, the nature of the offering and the particular facts surrounding the purchase. For example, one may consider approving the transaction if the Chief Compliance Officer (or designee) can determine that: (i) the investment did not result from directing Fund, Portfolio or Firm business to the underwriter or issuer of the security; (ii) the Investment Personnel is not misappropriating an opportunity that should have been offered to the Fund or Portfolio; and (iii) an Investment Person's investment decisions for the Fund or Portfolio will not be unduly influenced by his or her personal holdings and investment decisions are based solely on the best interests of the Fund or Portfolio. Any person authorized to purchase securities in an IPO or private placement shall disclose that investment when they play a part in a Fund’s or Portfolio’s subsequent consideration of an investment in that issuer. In such circumstances, a Fund's or Portfolio’s decision to purchase securities of the issuer shall be subject to independent review by investment personnel with no personal interest in the issuer.

2.Investment Personnel

In addition to the prohibitions listed in Section B (1) above, no Investment Personnel shall engage in any of the following:

(a)Front-running -- Profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within sixty (60) calendar days. Trades made in violation of this prohibition should be unwound, if possible. Otherwise, any profits realized on such short-term trades shall be subject to disgorgement to the appropriate Portfolio(s) or Fund(s) of the Firm.

Exception: The Code of Ethics Officer of the Firm may allow exceptions to this policy on a case- by-case basis when the abusive practices that the policy is designed to prevent, such as front running or conflicts of interest, are not present and the equity of the situation strongly supports an exemption. An example is the involuntary sale of securities due to unforeseen corporate activity such as a merger. [See Pre-Clearance Procedures below]. The ban on short-term trading profits is specifically designed to deter potential conflicts of interest and front running transactions, which typically involve a quick trading pattern to capitalize on a short-lived market impact of a trade by one of the Fund's Portfolios. The respective Code of Ethics Officer shall consider the policy reasons for the ban on short-term trades, as stated herein, in determining when an exception to the prohibition is permissible. The Code of Ethics Officer may consider granting an exception to this prohibition if the securities involved in the transaction are not (i) being considered for purchase or sale by a Fund or Portfolio that serves as the basis of the individual's "investment personnel" status or (ii) being purchased or sold by a Fund or Portfolio that serves as the basis of the individual's "investment personnel" status and, are not economically related to such securities. In order for a proposed transaction to be considered for exemption from the short-term trading prohibitions, the investment personnel must complete, sign and submit to the Code of Ethics Officer a completed Securities Transactions Report Relating to Short-Term Trading (Exhibit D), certifying that the proposed transaction is in compliance with this Code of Ethics. The Code of Ethics Officer shall retain a record of exceptions granted and the reasons supporting the decision.

(b)Outside Business Activities -- Serve on the Board of Directors of any publicly traded company without prior authorization from the Chief Compliance Officer and the Management Committee of the Firm. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Firm, any Portfolios or Funds. Authorization of board service shall be subject to the implementation by the Firm of "Chinese Wall" or other procedures to isolate such investment personnel from making decisions about trading in that company's securities. Notification of such directorships shall be made to the Code of Ethics Officer. Investment personnel are also prohibited from engaging in any investment-related outside business activities without preapproval from the Chief Compliance Officer or her designated representative.

C. EXEMPTEDTRANSACTIONS

Transactions described in Sections B (1) above, which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to a Fund or Portfolio and which are otherwise transacted in accordance with Investment Company Act Rule 17j-1, the Investment Advisors Act Rule 204A-1 and Section 206 of the Investment Company Act may be permitted within the discretion of the Code of Ethics Officer of the Firm on a case-by-case basis. Such exempted transactions may include:

1.Purchases or sales of securities which are not eligible for purchase by a Fund or Portfolio and which are not related economically to securities purchased, sold or held by the Fund or a Portfolio.

2.Securities of companies with a market capitalization in excess of $7 billion.

3.Municipal bond securities.

4.Purchases or sales of a de minimis amount of securities. A de minimis amount of securities shall be defined in this section of the Code of Ethics as:

(a)Up to an aggregate $25,000 principal amount of a fixed income security within any three- consecutive month period;

(b)Up to an aggregate 1,000 shares of an equity security within any three-consecutive month period; or

(c)Any amount of securities if the proposed acquisition or disposition by a Fund or Portfolio is in the amount of 1,000 shares or less and the security is listed on a national securities exchange or the National Association of Securities Dealers Automated Quotation System.

5.Securities which the Access Person, Fund and/or Portfolio has no influence or control, including:

(a)Purchases or sales effected in any account over which the access person has no direct or indirect influence or control;

(b)Purchases or sales which are non-volitional on the part of either the access person or the Fund and/or Portfolio;

(c)Purchases which are part of an automatic dividend reinvestment plan or direct stock plan (pending pre-clearance of the original purchase); and

(d)Securities acquired by the exercise of rights issued pro rata by an issuer to all holders of a class of its securities (to the extent such rights were acquired from such issuer), and sales of such rights so acquired.

6.Securities that appear to present little opportunity for the type of improper trading that the access person reports are designed to uncover, including:

(a)Transactions and holdings in direct obligations of the U.S. government;

(b)Money market instruments - bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

(c)Shares of money market funds;

(d)Transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliate acts as the investment adviser or sub-adviser or principal underwriter for the fund; and

(e)Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

D. POLITICALCONTRIBUTIONS

In July 2010, the SEC adopted Rule 206(4)-5 under the Advisers Act (the “Pay-to Play Rule”). The Pay- to-Play Rule addresses certain pay-to-play practices such as making or soliciting campaign contributions or payments to certain candidates for offices of Government Entities to influence the awarding of investment advisory services for the management of public pension plan assets and other state governmental investments. The Pay-to-Play Rule broadly defines “contributions” to include gifts, loans, the payment of debts, and the provision of any other thing of value.

To comply with the Pay-to-Play Rule, the Firm and its Covered Associates are subject to the following provisions:

1.Two-Year "Time Out" for Contributions: The Firm is prohibited from receiving compensation for providing investment advisory services to a Government Entity for a two- year period after the Firm or its Covered Associates makes a political contribution to an Official (which include candidates for such office) who is or will be in a position to influence the award of advisory business. Investment advisory services covered under this provision include directly managed assets of a Government Entity, such as a separate account, or those managed indirectly, such as through a pooled investment vehicle (e.g., private fund) or mutual fund that is an investment option of a plan or program of a Government Entity.

2.Look-Back Provisions: Advisers are required to maintain a list of government entities to which the Adviser provides or has provided advisory services in the past five years, but not prior to the rule’s effective date. Furthermore, the rule's look-back requirements continue to apply to an Adviser that does not currently have any government entity clients. Consequently, an Adviser that did not previously provide advisory services to a government entity and therefore had not maintained records required under this rule, would be required to determine whether any contributions made by the firm or its covered associates, and any former covered associates, would subject the Adviser to the two-year "time out" period prior to the Adviser accepting compensation from a new government entity client.

The two-year time out restriction will generally apply to the firm if a newly hired Covered Associate made a prohibited contribution prior to the commencement of his or her employment if the Covered Associate solicits clients for the Adviser. The ban will apply for a "look-back" period of up to two years, beginning from the date of the contribution. However, if the new Covered Associate does not solicit clients on behalf of the Adviser, the two-year ban period is reduced to a maximum of six months.

Furthermore, the two-year or six-month ban will continue to apply to the Adviser for the duration of the ban period if the Covered Associate who made the relevant contribution is no longer employed by the Adviser. The SEC has indicated that this 'look-forward' provision is intended to prevent the Adviser from channeling contributions through departing employees.

3.Restrictions on Soliciting and Coordinating Contributions and Payments (Bundling): The Pay-to-Play Rule also prohibits the Firm and its Covered Associates from circumventing its provisions by, for instance, making payments to political parties or coordinating a large number of small employee contributions to influence an election in order to affect the investment adviser selection process. Accordingly, the Firm and its Covered Associates are prohibited from soliciting or coordinating:

(a)Any contribution to an Official to which the Firm is providing (or seeking to provide) investment advisory services; or

(b)Any payment to a political party of a state or locality where the Firm is providing (or seeking to provide) investment advisory services to a Government Entity.

Similarly, the Pay-to-Play Rule also includes provisions that prohibit the Firm and its Covered Associates from channeling contributions to Officials through third parties such as spouses, attorneys or companies affiliated with the Firm. Basically, it is unlawful for the firm or any of its covered associates to do anything indirectly which, if done directly, would result in a violation of the Rule.

4.Prohibition on Using Third Parties to Solicit Government Business: The Firm and its Covered Associates are prohibited from paying a third- party, such as a solicitor, pension consultant or placement agent, to solicit a Government Entity on behalf of the Firm.

However, there are exceptions to this prohibition, including:

(a)Solicitations on behalf of the Firm by any of its employees, general partners, managing members or executive officers; and

(b)Solicitations made by "regulated persons" (as defined by the Pay-to-Play Rule).

5.Firm Political Activities: No Covered Associate may make political contributions of Firm assets, directly or indirectly, to any public official, political candidate or political party, or to any other organization that might use the contribution to support or influence a public official, political candidate or political party.

6.Personal Political Activities of Covered Associates: Covered Associates may not make personal political contributions for the purpose of obtaining or retaining advisory services with Government Entities. Any personal political contributions of more than $150 will need to be pre- approved by the Code of Ethics Officer or the Chief Compliance Officer via the Political Contribution Pre-Approval Form. The Officer is likely to approve of a contribution of $350 in the aggregate for one official per election if the requester is entitled to vote for that candidate and $150 in the aggregate for one official per election if they are not entitled to vote. Contributions in excess of those amounts are not likely to be approved unless it is a contribution intended for a candidate running for federal office and the candidate is not currently a state or local official of an office that can select or influence the selection of advisers to state and local pension plans. Those seeking pre-approval will certify that the contribution is not made for the purpose of obtaining or retaining the Firm’s engagement as an investment adviser by the Government Entity. Annual reporting is required for all political contributions. Current laws and rules in various jurisdictions may also prohibit or limit gifts or entertainment extended to Officials. These laws and rules must be followed.

7.De Minimis Contributions. Covered associates are permitted to make aggregate contributions, without triggering the two-year "time out," of up to $350 per election to an elected official or candidate for whom the covered associate is entitled to vote, and up to $150 per election to an elected official or candidate for whom the covered associate is not entitled to vote. These de minimis exceptions are available only for contributions by covered associates, and not by the firm.

The Code of Ethics Officer, or other designated officer, will implement the following procedures to ensure compliance with the Pay-to-Play rules:

1.Maintain records in ComplySci including the names, titles, and business and residence addresses of all Covered Associates;

2.Obtain appropriate information from new employees (or employees promoted or otherwise transferred into positions) deemed to be Covered Associates, regarding any political contributions made within the preceding two years (from the date s/he becomes a Covered Associate) if such person will be soliciting municipal businesses or Government Entities;

3.Monitor and maintain records identifying all Government Entities to which the Firm provides advisory services;

4.Monitor and maintain records detailing political contributions made by the Firm and/or its Covered Associates;

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5.Such records will be maintained in chronological order and will detail:

(a)The name and title of the contributor;

(b)The name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment;

(c)The amount and date of each contribution or payment; and

(d)Whether any such contribution was the subject of the exception for certain returned contributions.

6.Maintain appropriate records following the departure of a Covered Associate who made a political contribution triggering the two-year 'time out' period;

7.Maintain records reflecting approval of political contributions over $150 by its Covered Associates;

8.Prior to engaging a third- party solicitor to solicit advisory business from a Government Entity,

the Code of Ethics Officer, or other designated officer, will determine that such solicitor is (1) a "regulated person" as defined under the Pay-to-Play Rule and (2) determined that such individual has not made certain political contributions or otherwise engaged in conduct that would disqualify the solicitor from meeting the definition of "regulated person";

9.On at least an annual basis, the Code of Ethics Officer, or other designated officer, will require Covered Associates and any third-party solicitors to confirm that such person(s) have reported any and all political contributions, and continue to meet the definition of "regulated person";

10.The Code of Ethics Officer, or other designated officer, maintains records of each regulated person to whom the firm provides or agrees to provide (either directly or indirectly) payment to solicit a government entity for advisory services on its behalf.

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E. COMPLIANCEPROCEDURES

With respect to the pre-clearance and reporting requirements contained herein, access persons shall pre- clear through and report to the Code of Ethics Officer, or other designated officer, of the Firm.

1.Pre-clearance Procedures

All access persons must receive prior written approval from the Firm’s Code of Ethics Officer, or other officer designated by the Board of Directors, before purchasing or selling securities in an account over which such access person has beneficial ownership or exercises direct or indirect influence or control when making investment decisions. The access person should request pre- clearance by completing, signing and submitting a personal securities transaction pre-clearance request to the Code of Ethics Officer.

Pre-clearance approval will expire at the close of business on the trading date two (2) business days after the date on which authorization is received. For example, pre-clearance received Friday at 9:00 a.m. would expire as of the close of business Monday. If the trade is not completed before such pre-clearance expires, the access person is required to again obtain pre-clearance for the trade. In addition, if an access person becomes aware of any additional information with respect to a transaction that was pre-cleared, such person is obligated to disclose such information to the appropriate Code of Ethics Officer or other designated officer prior to executing the pre-cleared transaction.

Access persons are excluded from pre-clearing securities purchased, sold or acquired in the following transactions:

(a)Purchases or sales affected in any account over which the access person has no direct or indirect influence or control.

(b)Purchases or sales which are non-volitional on the part of either the access person or a Fund or Portfolio.

(c)Purchases which are part of an automatic dividend reinvestment plan or direct stock plan (pending pre-clearance of the original purchase).

(d)Securities acquired by the exercise of rights issued pro rata by an issuer to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(e)Holdings in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, high quality short-term debt instruments, registered open-end investment companies, closed-end funds, and Exchange Traded Funds (ETF’s).

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2.Disclosure of Personal Holdings

All new employees must disclose their personal holdings in reportable securities to the Compliance Department within 10 days of becoming an access person. Information must be current, as of a date no more than 45 days prior to the date the person became an access person. Additionally, they must disclose the name of any broker, dealer or bank with which the access person maintains an account in which “any securities” were held for the direct or indirect benefit of the access person must also be reported.

Holdings in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, registered unaffiliated mutual funds, and 529 Plans, unless the Firm or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments and strategies underlying the 529 Plan that is a college savings plan, are not disclosable transactions. However, mutual fund shares advised or sub-advised by the firm, closed-end funds and Exchange traded funds (ETFs) are reportable securities. Access persons do not need to report transactions effected in any account over which the access person has no direct or indirect influence or control.

The Code of Ethics Officer of the Firm may, at its discretion, request access persons to provide duplicate copies of confirmations of each disclosable transaction in the accounts and account statements.

In addition to reporting securities holdings, every access person shall certify in their initial report that:

(a)They have received, read and understand the Code of Ethics and recognize that they are subject thereto; and

(b)They have no knowledge of the existence of any personal conflict of interest relationship which may involve a Fund or Portfolio, such as any economic relationship between their transactions and securities held or to be acquired by a Fund or a Portfolio.

This initial report shall be made on the form attached as Initial Report of Access Person (Exhibit

A) and shall be delivered to the Code of Ethics Officer of the Firm.

3.Quarterly Reporting Requirements

All access persons shall disclose to the Firm’s Code of Ethics Officer all personal reportable securities transactions conducted during the period as of the calendar quarter ended within thirty (30) days after quarter end. Access persons that had no personal securities transactions during the quarter are not required to submit a report confirming the absence of transactions.

Transactions in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, registered unaffiliated mutual funds, and 529 Plans, unless the Firm or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments and strategies underlying the 529 Plan that is a college savings plan, are not disclosable transactions. However, mutual fund shares advised or sub-advised by the firm, closed-end funds and Exchange traded funds (ETFs) are reportable transactions. Access persons do not need to report transactions effected in any account over which the access person has no direct or indirect influence or control.

In addition to reporting securities holdings, every access person shall disclose quarterly:

(a)The title of the security, interest rate and maturity date (if applicable), ticker symbol, trade date, number of shares, price per share, and principal amount of each security involved;

(b)The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)The name of the broker, dealer or bank with or through whom the transaction was effected; and

(d)The date the report is submitted to the Code of Ethics Officer.

In addition, with respect to any new account established during the quarter by an access person in which any securities were held for the direct or indirect benefit of the access person, the access person must provide:

(a)The name of the broker, dealer or bank with which the access person established the account;

(b)The name of the beneficial owner of the account;

(c)The account number;

(d)The date the account was established; and

(e)The date the report is submitted by the access person.

This quarterly report shall be made on the form attached as Securities Transactions for the Calendar Quarter Ended (Exhibit E) and shall be delivered to the Code of Ethics Officer of the Firm. In lieu of manually filling out all the information required by the form, access persons may attach confirms and/or account statements to a signed form.

4.Annual Access Person Report

All access personnel must submit a report of all holdings in reportable securities on an annual basis, current as of a date not more than 45 days before the report is submitted, within thirty (30) days after year end. Mutual fund shares advised or sub-advised by the Firm are reportable transactions. Access persons do not need to report transactions effected in any account over which the access person has no direct or indirect influence or control. Holdings in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered unaffiliated mutual funds are not disclosable holdings. However, the names of the broker, dealer or bank with which the access person maintains an account in which “any securities” are held for the access person’s direct or indirect benefit must be annually reported. For example, if you own mutual fund shares in Vanguard, outside of the Firm’s 401K/Profit Sharing plan, you need to complete the section entitled Brokerage/Investment Accounts.

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In addition to reporting securities holdings, every access person shall certify annually that:

(a)They have read and understand the Code of Ethics and recognize that they are subject thereto;

(b)They have not made any political contributions for the purpose of obtaining or retaining the Firm’s engagement as an investment adviser to a government entity;

(c)They have complied with the requirements of the Code of Ethics; and that they have reported all personal securities transactions required to be reported pursuant to the requirements of the Code of Ethics;

(d)They have not disclosed pending "buy" or "sell" orders for a Portfolio or Fund to any employees of any other Management Company, except where the disclosure occurred subsequent to the execution or withdrawal of an order; and

(e)They have no knowledge of the existence of any personal conflict of interest relationship which may involve any Portfolio or Fund, such as any economic relationship between their transactions and securities held or to be acquired by a Fund or Portfolio.

This annual report shall be made on the form titled Annual Accounts, Holdings, and Transactions Report and shall be delivered to the Code of Ethics Officer of the Firm.

5.Reports to Code of Ethics Officer

The Code of Ethics Officer of the Firm shall provide, by the thirtieth (30) day after each quarter end, certification to the Compliance Officer of a Fund that, as of the prior quarter end:

(a)The Code of Ethics Officer of the Firm has collected all documentation required by the Code of Ethics and Rule 17j-1 and is retaining such documentation on behalf of the Fund;

(b)There have been no violations to the Fund's Code of Ethics and, if there have been violations to the Fund's Code of Ethics, the violation has been documented and reported to the Fund's Compliance Officer; and

(c)The Firm has appointed appropriate management or compliance personnel, such as the Code of Ethics Officer to review transactions and reports filed by access persons under the Code of Ethics, and adopted procedures reasonably necessary to prevent Access Persons from violating the Firm’s Code of Ethics.

Each quarter the Code of Ethics Officer of the Firm shall also provide to the Compliance Officer of each Fund a list of access persons who are subject to the Fund's Code of Ethics and the name of the Code of Ethics Officer of the Firm responsible for pre-clearing and reviewing personal securities transactions.

The Code of Ethics Officer of the Firm shall provide such information, including, but not limited to, initial, quarterly and annual reports for all access persons, pre-clearance reports and approval for short term transactions, IPO and private placement securities, as is requested by the Fund's Compliance Officer.

6.General Reporting Requirements

The Code of Ethics Officer of the Firm shall notify each access person that he or she is subject to this Code of Ethics and the reporting requirements contained herein, and shall deliver a copy of this Code of Ethics to each such person when they become an access person, or upon request.

Reports submitted pursuant to this Code of Ethics shall be confidential and shall be provided only to the officers and Directors of the Firm, and each Fund, counsel and/or regulatory authorities upon appropriate request.

7.Excessive Trading

The Firm understands that it is appropriate for access persons to participate in the public securities markets as part of their overall personal investment programs. As in other areas, however, this should be done in a way that creates no potential conflicts with the interests of any Fund or Portfolio. Further, it is important to recognize that otherwise appropriate trading, if excessive (measured in terms of frequency, complexity of trading programs, numbers of trades or other measure as deemed appropriate by the Fund's Compliance Officer, Code of Ethics Officer of the Firm, or senior management at the Firm), may compromise the best interests of any Funds or Portfolios if such excessive trading is conducted during work-time or using Fund/Portfolio resources. Accordingly, if personal trading rising to such dimension as to create an environment that is not consistent with the Code of Ethics, such personal transactions may not be approved or may be limited by the Code of Ethics Officer of the Firm.

8.Conflict of Interest

Every access person shall notify the Code of Ethics Officer of the Firm of any personal conflict of interest relationship which may involve a Fund or Portfolio, such as the existence of any economic relationship between their transactions and securities held or to be acquired by any Portfolio or Fund. The Firm’s Code of Ethics Officer shall notify the Compliance Officer of a Fund of any personal conflict of interest relationship which may involve the Fund. Such notification shall occur in the pre-clearance process.

F.CERTIFICATION OF COMPLIANCE

1.Initial Certification

Each newly hired Supervised Person will be provided with a copy of this Code of Ethics upon commencement of employment. Each Supervised Person will be required to certify in writing, in the form attached as Exhibit A, that they have: (i) received a copy of this Code; (ii) read and understand all provisions of this Code; and (iii) agreed to comply with the terms of this Code of Ethics in every respect. Such certification should be delivered to the Code of Ethics Officer or his or her designee.

2.Acknowledgement of Amendments

All Access Persons will be provided with any amendments to this Code of Ethics and should submit a written acknowledgement, in the form attached as Exhibit H, that they have received, read, and understood the amendments to this Code of Ethics. Such acknowledgement should be delivered to the Code of Ethics Officer or his or her designee.

3.Annual Certification

Each Access Person will certify annually that he or she has read, understood, and complied with this Code of Ethics in the form attached as Exhibit C. Such certification should be delivered to the Code of Ethics Officer or his or her designee.

G.REPORTING OF VIOLATIONS TO THE CHIEF COMPLIANCE OFFICER

All Access Persons must report violations of the firm’s Code of Ethics promptly to the Chief Compliance Officer or Code of Ethics Officer provided the Chief Compliance Officer also receives reports of all violations.

H.REPORTING OF VIOLATIONS TO THE BOARD OF DIRECTORS

The Chief Compliance Officer or the Code of Ethics Officer of the Firm shall promptly report to the Compliance Officer of the Fund and the Board of Directors of the Firm all apparent violations of this Code of Ethics and the reporting requirements thereunder.

When the Code of Ethics Officer of the Firm finds that a transaction otherwise reportable to the Board of Directors pursuant to the Code could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of Rule 17j-1(a), he/she may, in his/her discretion, lodge a written memorandum of such finding and the reasons therefore with the reports made pursuant to this Code of Ethics, in lieu of reporting the transaction to the Board of Directors. Such findings shall, however, be reported to the Compliance Officer of any respective Funds.

The Board of Directors of the Firm or any Fund, or a Committee of Directors created by such Board of Directors, for that purpose, shall consider reports made to the Board of Directors hereunder and shall determine whether this Code of Ethics has been violated and what sanctions, if any, should be imposed.

I.ANNUAL REPORTING TO THE BOARD OF DIRECTORS

The Chief Compliance Office or the Code of Ethics Officer of the Firm shall prepare an annual report relating to this Code of Ethics to the Board of Directors of the Firm and the Funds. Such annual report shall:

1.Summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

2.Identify any violations requiring significant remedial action during the past year; and

3.Identify any recommended changes in the existing restrictions or procedures based upon the Firm’s experience under its Code of Ethics, evolving industry practices or developments in applicable laws or regulations; and

4.State that the Firm had adopted procedures reasonably necessary to prevent access persons from violating the Code.

J.SANCTIONS

Upon discovering a violation of this Code, the Management Committee of Cooke & Bieler in conjunction with the Chief Compliance Officer, may impose such sanctions as they deem appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment.

The Chief Compliance Officer is empowered to determine with the benefit of hindsight, that what appeared to be a violation upon first inspection after further investigation may determine that nothing improper happened and therefore no breach of the Code and no sanction will be enforced.

K.RETENTION OF RECORDS

The Firm shall maintain the following records as required under Rule 17j-1 and Rule 206A-1:

1.A copy of any Code of Ethics in effect within the most recent five years, which must be maintained in an easily accessible place;

2.A list of all persons required to make reports hereunder within the most recent five years and a list of all persons who were responsible for reviewing the reports, as shall be updated by the Code of Ethics Officer of the Firm, which must be maintained in an easily accessible place;

3.A copy of each report made by an access person, including any brokerage confirmations and account statements made in lieu of these reports and submitted to the Firm’s Code of Ethics

Officer for a period of five years from the end of the fiscal year in which it was made or provided, the first two years of which must be in an easily accessible place;

4.Each memorandum made by the Code of Ethics Officer of the Firm hereunder, for a period of five years from the end of the fiscal year in which it was made, which must be maintained in an easily accessible place;

5.A record of any violation hereof and any action taken as a result of such violation, which must be maintained in an easily accessible place for a period of five years following the end of the fiscal year in which the violation occurred; and

6.A record of all written acknowledgements of the Code and any amendments for each person who is currently, or within the past five years was a Supervised Person, which must be maintained in an easily accessible place.

7.A copy of reports, if any, provided to the Firm’s Management Committee or Board of Directors of a Fund which describes any issues arising under the Code of Ethics and certifies that the Firm has adopted procedures reasonably necessary to prevent access persons from violating the Code of Ethics, which must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

EMPLOYEE	CERTIFICATION PERIOD	CERTIFICATION DUE DATE	STATUS
Cooke Admin	January 1, 2024 - March 31, 2024	May 7, 2024	Open

Certification Instructions

1. By submitting this certification you acknowledge that you have received of a copy of the Cooke & Bieler Code of Ethics (the "Code"), read and understand the Code, and recognize that you are subject to the Code as an "Access Person" of the Firm.

2. Except as noted below, you certify that you have no knowledge of the existence of any personal conflict of interest relationship which may involve the Fund/s or any Portfolio of the Firm, such as any economic relationship between my transactions and securities held or to be acquired by the Fund or any Portfolio's advised by the Firm.

3. As of today you have a direct or indirect beneficial ownership in the securities listed below. To update your account information, please follow the link below under "Accounts, Holdings to be Certified" or go under "Your Account" in your Employee Work Center and click "Accounts, Holdings, & Trades."

**Note:
You do NOT need to report transactions in direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, registered unaffiliated mutual funds and 529 Plans, unless the Firm or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments and strategies underlying the 529 Plan that is a college savings plan. However, you DO need to report holdings in mutual funds where Cooke & Bieler serves as Adviser or Sub-adviser. In addition, positions in closed-end funds and Exchange Traded Funds (ETF's) must be reported.

ACCOUNTS

Account Provider	Account #	Account Name	Date Closed	Date Opened	Account Holder

No records to display

MANAGED ACCOUNTS

Account Provider	Account Type	Account #	Account Holder	Employee	Statement

No records to display

HOLDINGS

Account Provider	Account #	Security Name	Security Description	Quantity	Price

No records to display

PRIVATE INVESTMENT HOLDINGS

Investment Name	Investment Amount	Currency	Employee	Purchase Date	Created By

No records to display

1. Do you have any additional accounts to disclose? If yes, please disclose. *

2.
Do you hold any private investments (such as a private equity fund, hedge fund, LLC's), that are not yet displayed on your list of holdings?

If yes, please disclose:
1) The Date of Investment;
2) Name of Fund;
3) Percentage Ownership;
4) Relationship to the Portfolio managers of the fund, if applicable; and
5) Frequency of contact with portfolio managers*

EXHIBIT A – New Employee Accounts and Holdings Reports

EXHIBIT B – New Employee Code of Ethics Questionnaire

EMPLOYEE	CERTIFICATION PERIOD	CERTIFICATION DUE DATE	STATUS
Cooke Admin	January 1, 2024 - March 31, 2024	May 7, 2024	Open

Certification Instructions

As mandated by the Code of Ethics Rule, the firm requires you to report to the CCO and/or the Code of Ethics Officer any known or suspected violations of these policies and procedures or other activities of any Employee that could be construed as a violation of any law, rule, or regulation applicable to our firm's business. If you are unsure whether a violation has occurred, you should discuss the matter with the CCO or the Code of Ethics Officer.

By submitting this certification I certify that my answers below are complete and accurate to the best of my knowledge.

Section Instructions

1. Identify household members: (Spouse, significant other, partner, children, and/or other relatives residing in the same household)*

2.
Are there any brokerage accounts in which you or your immediate family members and others residing in your household (as defined above) have a beneficial interest and maintain accounts that you have not previously reported?

If YES, list: Account Name, Bank/Broker Name, Account #, and Date Established*

3. Do you have any outside employment or business activity? If YES, Describe.*

4. Do you currently serve as a Director, Officer, Trustee, Member, Partner, or in any other capacity, for any other entity? If YES, Describe.*

5. Do you own any interests in any securities or other investments not included on your brokerage statements, e.g., private placements, limited partnerships, etc. (non-custodied securities) that you have not previously reported? If YES, List.*

6. Do you have any ownership interest (a minimum of 5% interest) in other entities (public or non-public) not included on brokerage statements that you have not previously reported? If YES, List.*

7. Have you reviewed, understand and agree to comply with all current policies and procedures addressing foreign corrupt practices, as stated in the Foreign Corrupt Practices Act (FCPA), which prohibits paying, offering, promising to pay money or anything of value directly or indirectly to any public official?*

8. Have you received and read the Firms Whistleblowing Policy? In compliance with this Policy, have you reported all possible violations of law, rule, or regulation applicable to Cooke & Bieler that you reasonably believe may have occurred and reported all possible violations of the policies and procedures contained in the Cooke & Bielers Compliance Manual or Code of Ethics that you reasonably believe may have occurred?*

9. If applicable, please select YES to certify that you have reviewed the information in your Form U-4 and the Brochure Supplement (ADV Part 2B) regarding your business background, education and disciplinary history, and that you attest that both are accurate and correct to the best of your knowledge. If this question is not applicable to you, please select N/A.*

10. If you are a registered representative of Cooke & Bieler, have you been subject to any threatened or pending litigation, criminal, civil or administrative proceeding or any regulatory matters, including but not limited to, subpoenas, investigations, proceedings, sanctions, inquiries or information requests? Do you have any unsatisfied judgments or liens that you have not previously disclosed? If yes, please explain. If this question is not applicable to you, please select N/A.*

11. Are you communicating with any client, consultant, or prospect about business matters via text messaging, WhatsApp, or another messaging app? *

12. Are you using large language models (LLMs) such as ChatGPT, Bard, or others?*

13. Please certify that you are aware of Cooke & Bieler's acceptable use policy for large language models and that your usage adheres to the policy.*

Communications

EXHIBIT C – Annual Access Person Questionnaire

EXHIBIT D – Quarterly Gifts and Entertainment Report

EMPLOYEE	CERTIFICATION PERIOD	CERTIFICATION DUE DATE	STATUS
Cooke Admin	January 1, 2024 - March 31, 2024	May 7, 2024	Open

Certification Instructions

During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics, other than transactions which were previously reported on a duplicate account statement or confirmation and reported to the Compliance Officer.

By submitting this certification I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Firm, a Fund or a Portfolio, such as the existence of any economic relationship between my transactions and securities held or to be acquired by the Firm, a Fund or a Portfolio.

**Note: You do not need to report transactions in direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, registered open-end investment companies (mutual funds) and 529 Plans, unless the Firm or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments and strategies underlying the 529 Plan that is a college savings plan. However, you DO need to report transactions in mutual funds where Cooke & Bieler serves as Adviser or Sub-adviser. In addition, transactions in closed-end funds and Exchange Traded Funds (ETF's) must be reported.

TRANSACTIONS

Account Provider	Account #	Security Description	Trade Date	Type	Quantity

No records to display

PRIVATE INVESTMENT TRANSACTIONS

Investment Name	Investment Amount	Trade Date	Employee	Holder Name

No records to display

1. Do you have any additional accounts to disclose? If yes, please disclose. *

Communications

EXHIBIT E – Quarterly Securities Transaction Report

EMPLOYEE	CERTIFICATION PERIOD	CERTIFICATION DUE DATE	STATUS
Cooke Admin	January 1, 2024 - March 31, 2024	May 7, 2024	Open

Certification Instructions

During the sixty (60) calendar day period referred to above, the following purchases and sales, or sales and purchases, of the same (or equivalent) securities were effected or are proposed to be effected in securities of which I have, or by reason of such transaction acquired, direct or indirect beneficial ownership. You do not need to report transactions in direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, registered open-end investment companies (mutual funds) and 529 Plans, unless the Firm or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments and strategies underlying the 529 Plan that is a college savings plan.

Section Instructions

1. Security Name (include interest rate and maturity date, if applicable): *

2. Proposed Trade Date: *

3. Number of Shares *

4. Price per Share: *

5. Principal Amount: *

6. Nature of Transaction: *

7. Broker/Dealer: *

8. (a) I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Portfolio or Fund, such as front running transactions or the existence of any economic relationship between my transactions and securities held or to be acquired by the Portfolio and/or Fund; *

9. (b) such securities, including securities that are economically related to such securities, involved in the transaction are not (i) being considered for purchase or sale by the Portfolio and/or Fund, or (ii) being purchased or sold by the Portfolio and/or Fund *

10. (c) Such transactions are in compliance with the Code of Ethics of the Firm. *

Communications

EXHIBIT F – Securities Transaction Report for Short-Term Trading (60 Day Period)

EMPLOYEE	CERTIFICATION PERIOD	CERTIFICATION DUE DATE	STATUS
Cooke Admin	January 1, 2023 - December 31, 2023	May 7, 2024	Open

Certification Instructions

I have read and reviewed Cooke & Bieler's Investment Adviser Policies and Procedures, and have obtained an interpretation of any sections about which I had a question. I accept responsibility for understanding, complying with, and, when appropriate, seeking guidance regarding the firm's policies and procedures.

I will report violations of any laws, regulations, or other firm policies of which I am aware or that I suspect have taken place. I understand that I am required to cooperate fully with Cooke & Bieler in any investigation of violations. I understand that my failure to comply with laws, regulations, firm policies, or procedures may result in disciplinary action, up to and including termination.

DOCUMENTS

- C&B Compliance Manual 10.10.23.pdf
- CB Compliance Manual 10.10.23 (redlined changes final).pdf
- LLM Acceptable Use Policy 9.30.2023 (new policy to maintained with IT policies) - final.pdf

Communications

EXHIBIT G – Annual Certification of Compliance with Policies and Procedures

EMPLOYEE	CERTIFICATION PERIOD	CERTIFICATION DUE DATE	STATUS
Cooke Admin	October 13, 2024 - October 14, 2024	October 15, 2024	Open

Certification Instructions

By submitting this form, I certify that I have received, read, and understood the updated Cooke & Bieler Code of Ethics, that I will comply with all of its requirements, and that I will not engage in any conduct prohibited by the Code.

DOCUMENTS

- Code of Ethics 7.17.2024 (final).pdf
- Code of Ethics 7.17.2024 - summary of changes.pdf

Communications

EXHIBIT H – Acknowledgement of Amendments to the Code of Ethics